                                                                    EXHIBIT 99.1

CONTACT:  Richard L. Bready, Chairman
          Richard J. Harris, Vice President and Treasurer
          (401) 751-1600

RELEASE:  IMMEDIATE


                     NORTEK SALES DOUBLE IN SECOND QUARTER

              EARNINGS SIGNIFICANTLY AHEAD OF ANALYSTS' ESTIMATES

                               -----------------

PROVIDENCE, RI, July 27, 1998--NORTEK, INC. (NYSE:NTK) today reported stronger-than-expected net sales, EBITDA and earnings from continuing operations for the second quarter ended July 14, 1998.

Net sales for the quarter were $449.6 million compared to $223.8 million for the same quarter a year earlier. Of the increase, $207.0 million was attributable to the Ply Gem businesses acquired in August, 1997.

EBIDA from continuing operations for the quarter was $43.1 million, up 76 percent from $24.4 million for the comparable 1997 quarter. Pre-tax earnings from continuing operations were $15.5 million, up 32 percent from last year's $11.7 million. Earnings from continuing operations per diluted share were $0.78 for the 1998 second quarter versus $0.78 for the comparable 1997 quarter and the "consensus street estimate" of $0.63.


                                    - MORE -


      NORTEK, INC. 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360,
                         401-751-1600 FAX 401-751-4610

Second-quarter revenues reflect an increase of 8 percent for NORTEK'S core business groups owned in both periods, the Residential Building Products Group and the Air Conditioning and Heating Products Group. "Operating results for these two groups were ahead of plan for the quarter," said Richard L. Bready, Chairman and Chief Executive Officer of NORTEK. "The Ply Gem Windows, Doors and Siding Group sales exceeded the prior year in this transition year as we integrate the business into the NORTEK model, implementing new systems and cost-control measures."

For the first six months of 1998, NORTEK'S net sales doubled to $842.1 million from $418.0 million a year earlier reflecting both an increase of almost 11 percent from NORTEK'S core businesses owned in both periods and $379.7 million from the Ply Gem acquisition. EBITDA from continuing operations for the first six months was $72.2 million, up 70 percent from last year's $42.7 million. Pre-tax earnings from continuing operations were $18.0 million, compared to last year's $19.3 million. Diluted earnings per share from continuing operations were $0.95 for the first six months of 1998 versus $1.25 for the first half of last year. Per-share results reflect the Company's recent 2.2 million share equity offering completed in May. Mr. Bready noted "that diluted earnings per share for the first six months of 1998 and 1997 is after amortization of acquired goodwill of $0.50 per share and $0.14 per share, respectively."

                                   - PAGE 2 -

The Company has also recently completed the sale of four businesses, including its Universal-Rundle Corporation subsidiary, and has received cash proceeds in excess of $59.0 million.

Bready stated that NORTEK's "solid first-half performance and related developments have set the stage for further profitable growth in a continuing strong economy." He said the just-announced 5.6-percent seasonally adjusted increase in housing starts for June, an increase significantly ahead of analysts' forecasts, was "particularly encouraging as we move toward completing our acquisition of NuTone."



NORTEK is a leading international manufacturer and distributor of high-quality competitively priced building, remodeling and indoor environmental control products for the residential, commercial and industrial markets. The Company offers a broad array of products for improving the environments where people live and work. Its products include range hoods and spot ventilation products, heating and air conditioning systems, wood and vinyl windows and doors, vinyl siding products, air quality systems, and specialty electronic, wood and decorating products.

                                      ###


This release contains forward-looking statements relating to future financial results. Actual financial performance may differ as a result of factors over which the Company has no control. Additional information which could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, copies of which are available from Nortek at no charge.

                         NORTEK, INC. AND SUBSIDIARIES
             UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
                    (In Thousands except per share amounts)



                                          Three Months Ended          Six Months Ended
                                         ----------------------     ---------------------
                                          July 4,      June 28,      July 4,     June 28,
                                           1998          1997         1998         1997
                                         --------     ---------     ---------    --------
Net sales ...........................    $449,647      $223,759     $842,115     $418,033
                                         --------      --------     --------     --------

Cost of sales .......................     333,941       158,725      628,595      295,711
Selling, general and administrative
 expenses ...........................      79,938        45,521      155,499       88,599
Amortization of acquired goodwill ...       2,614           717        5,174        1,429
                                         --------      --------     --------     --------
                                          416,493       204,963      789,268      385,739
                                         --------      --------     --------     --------

Operating earnings ..................      33,154        18,832       52,847       32,294
Interest expense ....................     (19,740)      (10,245)     (39,198)     (17,568)
Investment income ...................       2,086         3,113        4,351        4,574
                                         --------      --------     --------     --------
Earnings from continuing operations
 before provision for income taxes ..      15,500        11,700       18,000       19,300
Provision for income taxes ..........       7,000         4,000        8,200        6,900
                                         --------      --------     --------     --------
Earnings from continuing
 operations .........................       8,500         7,700        9,800       12,400
Loss from discontinued operations ...           0        (1,000)           0       (2,000)
                                         --------      --------     --------     --------
Net earnings ........................    $  8,500      $  6,700     $  9,800     $ 10,400
                                         ========      ========     ========     ========

Net earnings (loss) per share of
 common stock:
Earnings from continuing operations:
      Basic .........................    $    .79      $    .80     $    .97     $   1.28
                                         ========      ========     ========     ========
      Diluted .......................    $    .78      $    .78     $    .95     $   1.25
                                         ========      ========     ========     ========
Loss from discontinued operations:
      Basic .........................    $     --      $   (.10)    $     --     $   (.20)
                                         ========      ========     ========     ========
      Diluted .......................    $     --      $   (.10)    $     --     $   (.20)
                                         ========      ========     ========     ========
Net earnings
      Basic .........................    $    .79      $    .70     $    .97     $   1.08
                                         ========      ========     ========     ========
      Diluted .......................    $    .78      $    .68     $    .95     $   1.05
                                         ========      ========     ========     ========
Weighted average number of shares:
      Basic .........................      10,718         9,603       10,129        9,663
                                         ========      ========     ========     ========
      Diluted .......................      10,905         9,828       10,311        9,896
                                         ========      ========     ========     ========
EBITDA from continuing operations ...    $ 43,052      $ 24,423     $ 72,723     $ 42,732
                                         ========      ========     ========     ========

    The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

                         NORTEK, INC. AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS


A. The unaudited condensed consolidated summary of operations for Nortek, Inc. and its subsidiaries (the "Company"), in the opinion of management, reflects all adjustments necessary for a fair statement of the periods presented. It is suggested that this unaudited condensed consolidated summary of operations be read in conjunction with the financial statements and the notes included in the Company's latest Annual Report on form 10-K/A, and its latest Securities and Exchange Commission Quarterly Report on form 10-Q.

B. The following presents the approximate unaudited Pro Forma and As Adjusted net sales, operating earnings, earnings from continuing operations and diluted earnings from continuing operations per share of the Company for the three months and six months ended June 28, 1997 and gives pro forma effect to the acquisition of Ply Gem Industries, Inc. ("Ply Gem"), the sale of $310,000,000 principal amount of 9 1/8% Notes, the extension of credit under the Ply Gem credit facility to refinance certain existing indebtedness and the termination of Ply Gem's accounts receivable securitization program, (all of which occurred in August 1997), the sale of $175,000,000 principal amount of 9 1/4% Notes in March 1997, the refinancing of certain subsidiary indebtedness, the sale of 2,182,500 shares of the Company's common stock in the second quarter of 1998 (the "Sale of Common Stock"), and reflects the estimated cost reductions as described below as if such transactions and adjustments had occurred on January 1, 1997:


                                       For the Three Months   For the Six Months
                                        Ended June 28, 1997  Ended June 28, 1997
                                       --------------------  -------------------
                                        (In thousands except per share amounts)
                                                       (unaudited)
     PRO FORMA

     Net Sales........................       $442,711             $799,761
     Operating earnings...............         31,500               46,200
     Earnings from continuing
        operations....................          7,700                4,700
     Diluted earnings from continuing
        operations
          Per Share...................            .64                  .39

     AS ADJUSTED

     Net Sales........................       $442,711             $799,761
     Operating earnings...............         35,600               53,900
     Earnings from continuing
        operations....................         10,300                9,700
     Diluted earnings from continuing
        operations
          Per Share...................            .86                  .80

     Diluted earnings per share from continuing operations, to reflect the pro forma effect of the Sale of Common Stock as if it occurred on January 1, 1998, would have been $.71 and $.82 for the three and six months ended July 4, 1998, respectively.

     In computing the pro forma results, earnings have been reduced by the net interest income on the aggregate cash portion of the purchase price of the acquisition at the historical rate earned by the Company and interest expense on indebtedness incurred in connection with the acquisition and the refinancing and repayment of certain indebtedness of Ply Gem. Earnings have also been reduced by amortization of goodwill and reflect net adjustments to depreciation expense as a result of an increase in the estimated fair market value of property and equipment and changes in depreciable lives. Interest expense on the subsidiary indebtedness refinanced with funds from the sale of the 9 1/4% Notes was excluded at an average interest rate consistent with the indebtedness outstanding which was refinanced, net of the tax effect. Interest expense was included on the 9 1/4 % Notes at a

                         NORTEK, INC. AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
                                  (CONTINUED)


     rate of approximately 9 1/4%, plus amortization of deferred debt expense and debt discount net of tax effect, and on the 9 1/8% Notes at a rate of approximately 9 1/8%, plus amortization of deferred debt expense and debt discount, net of tax effect. Pro Forma results reflect investment income earned on the cash proceeds from the actual date of sale of common stock to July 4, 1998.

     In addition, since the Ply Gem acquisition date, the Company has realized, and expects to continue to realize, cost savings as a result of the acquisition. These savings result from several actions, including: (i) the elimination of expenses associated with Ply Gem's New York headquarters;
     (ii) the consolidation of Ply Gem's corporate functions such as accounting, legal and risk management into Nortek; and (iii) the identification and realization of under-performing product lines. Pro Forma operating earnings for the three months and six months ended June 28, 1997 have been adjusted for the pro forma effect of estimated cost reductions directly attributable to the acquisition totaling approximately $2,054,000 and approximately $3,721,000 respectively. As Adjusted operating earnings for the three months and six months ended June 28, 1997 (see above) includes cost reductions directly attributable to the acquisition and additional estimated cost savings related to expenses associated with the elimination of Ply Gem's New York headquarters, the consolidation of Ply Gem corporate functions and the rationalization of certain under performing product lines which total approximately $4,036,000 and $7,714,000, respectively.

C. In the fourth quarter of 1997, the Company adopted a plan of disposition for its Plumbing Products Group and provided a pre-tax reserve of $2,500,000 for future expenses including interest expense. The Plumbing Products Group was sold on July 10, 1998. In the three months and six months ended July 4, 1998, approximately $525,000 and $1,000,000 respectively of corporate interest expense was allocated against this reserve. In the three months and six months ended June 28, 1997, the loss for discontinued operations included an allocation of corporate interest expense of approximately $475,000 and $950,000 respectively.